UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

September 29, 2016

Easterly Government Properties, Inc.

(Exact name of Registrant as Specified in Its Charter)

Maryland	001-36834	47-2047728
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2101 L Street NW, Suite 650, Washington, D.C.		20037
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (202) 595-9500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 29, 2016, Easterly Government Properties, Inc., (the “Company”),  Easterly Government Properties LP (the “Operating Partnership”) and certain subsidiaries of the Company entered into a term loan agreement (the “Term Loan Agreement”) with PNC Bank, National Association, as administrative agent, U.S. Bank National Association and SunTrust Bank, as syndication agents, PNC Capital Markets LLC, U.S. Bank National Association and SunTrust Robinson Humphrey, Inc., as joint lead arrangers and joint bookrunners, and the initial lenders named therein (collectively, the “Lenders”). The Term Loan Agreement provides for a new $100 million unsecured term loan that matures on September 29, 2023 (the “Term Loan”). The Term Loan has a 180-day delayed draw period, and is prepayable without penalty beginning in October 2018. The Company expects to use the net proceeds of the Term Loan to repay borrowings outstanding under its unsecured $400 million revolving credit facility and for general corporate purposes.

  Borrowings under the Term Loan Agreement bear interest at floating rates equal to, at the Operating Partnership’s option, either (1) a fluctuating rate equal to the sum of (a) the highest of (x) PNC Bank, National Association’s base rate, (y) the federal funds open rate plus 0.50% and (z) the daily Eurodollar rate plus 1.00% plus (b) a margin ranging from 0.7% to 1.35%, or (2) a Eurodollar rate equal to a periodic fixed rate equal to LIBOR plus, a margin ranging from 1.7% to 2.35%, in each case with a margin based on our leverage ratio. Based on our current leverage ratio, the Term Loan will have an initial interest rate of LIBOR plus 170 basis points. The Operating Partnership may prepay the Term Loan in whole or in part, subject to (i) customary costs, if any, of breaking LIBOR and, (ii) payment of a prepayment penalty equal to 2.0% of the principal balance being repaid during the first 12 months of the Term Loan and 1.0% of the principal balance being repaid during the following 12 months.

The Term Loan Agreement also contains certain customary covenants, including but not limited to financial covenants that require the Company to maintain maximum ratios of consolidated total indebtedness, consolidated secured indebtedness and consolidated secured recourse indebtedness to total asset value, minimum consolidated tangible net worth and a minimum consolidated fixed charge ratio.

The Operating Partnership’s obligations under the Term Loan Agreement are initially fully and unconditionally guaranteed by the Company and certain of their subsidiaries.

Certain of the banks and financial institutions that are parties to the Term Loan Agreement and their respective affiliates have in the past provided, are currently providing, and in the future may continue to provide investment banking, commercial banking and other financial services to the Company and its affiliates in the ordinary course of business for which they have received and will receive customary compensation.

The foregoing description of the Term Loan Agreement is not complete and is subject to and is qualified in its entirety by reference to the full text of the Term Loan Agreement, a copy of which is attached hereto as Exhibit 10.1 to this Current Report on Form 8-K (this “Current Report”) and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The terms of the direct financial obligations are summarized in Item 1.01 of this Current Report and are incorporated by reference in this Item 2.03.

Item 7.01 Regulation FD Disclosure.

On October 5, 2016, the Company issued a press release announcing the Term Loan.

A copy of that press release is furnished as Exhibit 99.1 to this Current Report.

The information in this Item 7.01 of this Current Report, including Exhibit 99.1 attached hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, nor shall such information be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act regardless of any general incorporation language in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

Exhibit Number	Description

10.1

Term Loan Agreement, dated as of September 29, 2016, by and among the Company, the Operating Partnership, the Guarantors named therein, PNC Bank, National Association, as Administrative Agent, U.S. Bank National Association and SunTrust Bank, as Syndication Agents, and PNC Capital Markets LLC, U.S. Bank National Association and SunTrust Robinson Humphrey, Inc., as Joint Lead Arrangers and Joint Bookrunners and the Initial Lenders named therein.

99.1	Press Release dated October 5, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EASTERLY GOVERNMENT PROPERTIES, INC.

By:	/s/ William C. Trimble, III
Name:	William C. Trimble, III
Title:	Chief Executive Officer and President

Date: October 5, 2016